Exhibit 99.2
Unaudited Special-Purpose Carve-Out
Financial Statements of the Osteocel Business Unit
as of and for the Six Months Ended June 30, 2008

OSTEOCEL BUSINESS UNIT
Carve Out Balance Sheets
Amounts in thousands

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS

Current assets:
Accounts receivable	$6,009	$4,324
Inventory	4,471	3,983
Prepaid expenses	195	138

Total current assets	10,675	8,445

Property and equipment, net	8,172	4,596

Total assets	$18,847	$13,041

LIABILITIES AND PARENT COMPANY’S NET INVESTMENT

Current liabilities:
Accounts payable	$3,861	$2,447
Accrued vacation and bonuses	68	34
Other current liabilities	45	70

Total current liabilities	3,974	2,551

Parent company’s net investment	14,873	10,490

Total liabilities and parent company’s net investment	$18,847	$13,041

OSTEOCEL BUSINESS UNIT
Unaudited Carve Out Statements of Operations
Amounts in thousands

	Six Months Ended
	June 30, 2008	June 30, 2007
Product sales	$16,466	$5,242
Cost of goods sold	8,567	2,404

Gross profit	7,899	2,848

Operating expenses:
Research and development expense	883	2,433
General and administrative expense	177	222
Corporate allocation	186	24

Total operating expenses	1,246	2,679

Net income	$6,653	$169

OSTEOCEL BUSINESS UNIT
Unaudited Carve Out Statement of Changes in
Parent Company’s Net Investment
Amounts in thousands

Balance at January 1, 2008	$10,490
Intercompany transfers, net	(2,349)
Share-based payments	79
Net income	6,653

Balance at June 30, 2008	$14,873

OSTEOCEL BUSINESS UNIT
Unaudited Carve Out Statement of Cash Flow
Amounts in thousands

	Six Months Ended
	June 30, 2008	June 30, 2007
Cash flows from operating activities:
Net income	$6,653	$169
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	149	52
Non-cash share-based payments	79	22
Changes in operating assets and liabilities:
Accounts receivable	(1,685)	(562)
Inventory	(488)	(95)
Prepaid expenses	(57)	—
Accounts payable and accrued expenses	1,423	204

Net cash provided by (used in) operating activities	6,074	(210)

Cash flows from investing activities:
Purchases of property and equipment	(3,725)	(2,007)

Cash flows from financing activities:
Net transfers (to) from parent	(2,349)	2,217

Net change in cash	—	—
Cash at beginning of period	—	—

Cash at end of period	$—	$—